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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


              Date of the Report (Date of earliest event reported):
                                February 25, 2002


                          Commission File Number 1-9383


                           WESTAMERICA BANCORPORATION
                           --------------------------
             (Exact name of registrant as specified in its charter)


                                   CALIFORNIA
                                   ----------
                            (State of incorporation)


                                   94-2156203
                                   ----------
                     (I.R.S. Employer Identification Number)


                 1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA 94901
                 -----------------------------------------------
              (Address of principal executive offices and zip code)

                                 (415) 257-8000
                                 --------------
                  (Registrant's area code and telephone number


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Item 5: Other Events

On February 25, 2002 Westamerica Bancorporation and Kerman State Bank announced the signing of a definitive agreement under which Westamerica will acquire Kerman State Bank. At the time of signing, the transaction was valued at $15.8 million.

Pursuant to the terms of the Merger Agreement, the shareholders of Kerman State Bank will receive approximately $10.86 per share. Based on Westamerica Bancorporation's closing stock price on February 25, 2002 of $41.42, the exchange ratio would be approximately .2622 shares of Westamerica for each share of Kerman State Bank, and is subject to certain adjustments. The transaction is expected to qualify as a tax-free exchange.

The combined company will operate as a multi-bank holding company with approximately $4.7 billion in assets and 92 branches in Northern and Central California.

Item 7:  Financial Statements and Exhibits

(c) The following is furnished in accordance with the provisions of Item 601 of Regulation S-K.

    (99.1) Press release dated February 25, 2002
    (99.2) Agreement and plan of reorganization



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Westamerica Bancorporation

/s/ DENNIS R. HANSEN
------------------------------------
Dennis R. Hansen, SVP and Controller






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INDEX TO EXHIBITS



                                                      Sequentially
Exhibit No.       Description                         Numbered Page
-----------       -------------------                 --------------
  (99.1)          Press release dated                       3
                  February 25, 2002

  (99.2)          Agreement and plan of reorganization      6